UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2005

Date of report (Date of earliest event reported)

STONE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 16, 2005, the Compensation Committee of the Board of Directors of Stone Energy Corporation (the “Company”) approved incentive bonus payments to the Company’s executive management pursuant to the Company’s Revised Annual Incentive Compensation Plan (the “Plan”). The awards relate to management’s performance in 2004. A cash bonus has been awarded to David H. Welch, President and Chief Executive Officer, in the amount of $200,000, and James H. Stone, Chairman of the Board, in the amount of $110,000. Other executive officers were awarded bonuses, including James H. Prince, Executive Vice President and Chief Financial Officer in the amount of $100,000, Craig L. Glassinger, Executive Vice President – Business Development in the amount of $108,333, and Andrew L. Gates, Senior Vice President, General Counsel and Secretary in the amount of $78,167.

Under the Plan, bonuses are primarily tied to several performance criteria, including the daily average increases in the Company’s common stock, the daily average increases in the Company’s common stock versus the common stock of the Company’s peer group, the annual increases in earnings and net asset value per share and other strategic achievements as determined by the Board of Directors on an annual basis. A portion of the bonuses is also determined in the sole discretion of the Compensation Committee. To the extent that performance criteria are met, an incentive pool is generated. The amount of the incentive pool, however, may not exceed the aggregate base salary of all eligible employees for the relevant plan year, and no individual award to an eligible employee may exceed such employee’s base salary for the relevant plan year. The Plan was filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: March 22, 2005	By:	/s/James H. Prince
James H. Prince Executive Vice President and Chief Financial Officer